-NEWS RELEASE-

Company Contact:	Investor Relations:
Joseph Czyzyk	Larry Barrios
Mercury Air Group, Inc.	The MWW Group
(310) 827-2737	(213) 486-6560

Mercury Air Group, Inc.’s Independent Accountants to Re-audit Financial Statements for
Fiscal Years Ended June 30, 2002 and 2001

Los Angeles, December 2, 2003 – The management of Mercury Air Group, Inc. (Amex: MAX; PCX) announces that it is recommending to the Audit Committee of the Company’s Board of Directors that it engage its current independent public accountants to re-audit Mercury’s financial statements for the fiscal years ended June 30, 2002 and 2001. The Company expects to complete the audit of its current year financial statements and the re-audit of the prior two fiscal years’ financial statements in December 2003 and file its Annual Report on Form 10-K for the period ended June 30, 2003 (“2003 10-K”) with the Securities and Exchange Commission (“SEC”) by December 31, 2003. The Company’s 2003 10-K is expected to include a restated balance sheet and restated statements of operations and cash flows for the fiscal year ended June 30, 2002. Management is currently not aware of any items that would result in a restatement of the financial statements for fiscal 2001. Accordingly, until the re-audit is complete and the Company files its 2003 10-K with the SEC, investors are cautioned not to rely on the financial statements and the related Independent Auditors’ Report for fiscal years 2002 and 2001.

The recommendation to re-audit the prior years’ financial statements is being made as a result of certain findings made by Company management and its current independent accountants during the course of conducting the audit of the Company’s financial statements for fiscal year ended June 30, 2003 that is expected to result in a restatement of the fiscal 2002 net earnings as reported in the Company’s Annual Report on Form 10-K for the period ended June 30, 2002 (“2002 10-K”) as filed with the SEC. Such restatement is expected to take the previously reported net income from $5,033,000, or $1.53 and $1.50 per basic and diluted share, respectively, to $4,387,000, or $1.34 and $1.31 per basic and diluted share, respectively, a reduction of $646,000. The issues identified involve the following three transactions that are expected to result in the restatement of the prior year’s financial statements: 1) a proposed retroactive rent increase for one of the Company’s warehouse facilities at the Los Angeles International Airport; 2) additional compensation expense associated with the 2002 Management Stock Purchase Plan; and 3) the reversal of the sale leaseback accounting for the sale of a building housing the Company’s corporate headquarters and the consolidation of the financial statements of CFK Realty Partners LLC with the Company’s financial statements starting in the Company’s third quarter of fiscal 2002.

It is anticipated that the Company’s balance sheet as of June 30, 2002 will reflect the following restatements: 1) a reduction in current assets of $1,414,000; 2) an increase in non-current assets of $2,590,000; 3) a reduction in current liabilities of $163,000; 4) an increase in non-current liabilities of $1,407,000; and 5) a reduction in stockholders’ equity of $68,000.

On September 30, 2003, the Company announced preliminary net losses for the three-month and twelve-month periods ended June 30, 2003 of $1,529,000 and $3,455,000, respectively. As a result of the expected restatement of fiscal 2002 results, the previously announced preliminary net losses will be reduced by $601,000 and $386,000, respectively, to result in restated net losses of $928,000 and $3,069,000 for the three-month and twelve-month period ended June 30, 2003, respectively. The previously announced preliminary net loss for the fourth quarter of fiscal 2003 reflected the full amount of the proposed retroactive rent adjustment amounting to an after-tax net expense of $672,000. The restated preliminary net loss for the three-month and twelve-month periods ended June 30, 2003 is due to the inclusion of the proposed retroactive rent expense in fiscal 2002 restated results and for each of the first three quarters of fiscal 2003.

There can be no assurance that additional items will not be identified in connection with the re-audit nor can the Company warrant that the re-audit will be completed to result in the filing of the Company’s 2003 10-K by December 31, 2003.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX/PCX/MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Inc., MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Certain statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

For further information please contact Joseph Czyzyk of Mercury Air Group, Inc. at (310) 827-2737 or Investors Relations, Larry Barrios of The MWW Group at (213) 486-6560.